News

Exhibit 99.2

Peabody Energy (NYSE: BTU) Prices Primary and Secondary Offering of Common Stock

ST. LOUIS, March 18/PRNewswire-FirstCalV— Peabody Energy announced today that its public offering of 6.5 million Of primary shares, and approximately 10.3 million of secondary shares, has been priced at $45.00 per share. The common stock offering was made under Peabody’s universal shelf registration statement. Peabody has also granted the underwriters an over- allotment option to purchase additional stock totaling approximately 2.3 million in primary shares at the offering price of $45.00.

Gross proceeds to Peabody and selling shareholders total $754.5 million, excluding the over-allotment option. Proceeds that the company receives from the offerings will be used to fund the planned acquisition of coal operations from RAG Coal International AG and for general corporate purposes. The selling shareholders are Lehman Brothers Merchant Banking Partners II L.P. and its affiliates, who have now eliminated their ownership interest in the company.

The offering is being made through a group of underwriters led by Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., who served as joint book- running managers.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2003 sales of 203 million tons and $2.8 billion in revenues. Its coal products fuel approximately 9.8 percent of all US. electricity generation and nearly 2.5 percent of worldwide electricity generation.

A copy of the prospectus supplement may be obtained by requesting a copy from Morgan Stanley; Attention: Prospectus Department; 1585 Broadway; New York, NY 10036; Telephone (212) 761-6775. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

CONTACT: Vic Svec

(314) 342-7768

SOURCE Peabody Energy